EXHIBIT 99.76

TRW Inc.
1900 Richmond Road
Cleveland, OH 44124

VOTE BY TELEPHONE

Have your proxy card available when you call the Toll-Free number 1-800-542-1160 using a touch-tone telephone. You will be prompted to enter your Control Number and then you can follow the simple prompts that will be presented to you to record your vote.

VOTE BY INTERNET

Have your proxy card available when you access the website http://www.votefast.com. You will be prompted to enter your Control Number and then you can follow the simple prompts that will be presented to you to record your vote.

VOTE BY MAIL

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: Corporate Election Services, PO Box 1150, Pittsburgh, PA 15230.

Vote by Telephone Call Toll-Free using a touch-tone telephone: 1-800-542-1160	Vote by Internet Access the Website and cast your vote: http://www.votefast.com	Vote by Mail Return your proxy card in the postage-paid envelope provided.

Vote 24 hours a day, 7 days a week!

Your vote must be received by no later than 11:59 p.m. [EDT] on [            ], 2002 to be counted in the final tabulation.

Your Control Number is:

ê Please fold and detach card at perforation before mailing. ê

TRW INC.	PROXY CARD

This proxy is solicited by the Board of Directors of TRW Inc. for the Special Meeting of Shareholders to be held on [            ], 2002.

The undersigned appoints P. A. Odeen, H. V. Knicely and W. B. Lawrence as proxies, each with the power to appoint his substitute, and authorizes them to vote all the securities the undersigned is entitled to vote at the Special Meeting of Shareholders of TRW Inc. to be held on [            ,             ], 2002 at 8:30 a.m. in Cleveland, Ohio and any adjournment or postponement thereof, in the manner specified on this proxy card and as fully as the undersigned could do if personally present at the meeting. The proxies are also authorized to vote at their discretion on all other matters properly brought before the meeting.

Signature(s)

Signature(s)

Please sign exactly as your name appears hereon. If shares are held jointly, all joint owners should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title.

Date:	, 2002

YOUR VOTE IS IMPORTANT!

If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to Corporate Election Services, PO Box 1150, Pittsburgh, PA 15230, so that your shares may be represented at the Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card.

ê Please fold and detach card at perforation before mailing. ê

TRW INC.	PROXY CARD

This proxy is solicited on behalf of the Board of Directors of TRW Inc. This proxy will be voted as directed, but if no instructions are specified, this proxy will be voted FOR the Merger Proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE MERGER PROPOSAL.

	FOR	AGAINST	ABSTAIN
1.
Merger Proposal
Proposal to adopt the Agreement and Plan of Merger, dated as of June 30, 2002, by and among Northrop Grumman Corporation, TRW Inc. and Richmond Acquisition Corp., a wholly-owned subsidiary of Northrop Grumman Corporation (as the same may be amended from time to time).
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Individual voting instructions will be kept confidential in accordance with TRW Inc.’s Confidential Voting Policy.